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Exhibit 10.19

2002 Duratek Executive Compensation Plan

PLAN PURPOSE
The 2002 Duratek Executive Compensation Plan is designed to attract, retain, and reward executive management and to align the financial interests of Duratek's executives with those of the Company's shareholders. Under this Plan, a meaningful portion of an executive officers' total compensation is "at risk" as individuals with greater influence on shareholder value.

PLAN YEAR
The plan year will be January 1—December 31.

PLAN ELIGIBILITY
The 2002 Duratek Executive Compensation plan includes the CEO, CFO, and Group Leaders, not covered by any other cash bonus or incentive compensation plan. In order to receive an Annual Cash Performance Award, an eligible employee must be employed at year-end of the Plan year. Any newly eligible executives that are hired or promoted during the Plan year will receive a prorated Annual Cash Performance Award. Should participants be absent for a portion of the Plan year due to Leave of Absence or Disability, those periods may be excluded and the award pro-rated.

PLAN DESIGN
The Annual Cash Performance Award participation levels are set as a percentage of the employee's base salary on the final day of the plan year. Awards are based on performance relative to the Company's Annual Business Plan as approved by the Board of Directors. If the Company consolidated performance is at plan, awards will be paid at the Participation Level Percentage. If the performance exceeds plan, the awards will increase. The maximum Awards payable to participants would be 200% of the Participation Level Percentage. All Annual Cash Performance Awards are subject to the approval of, and potential adjustment at the discretion of, the Compensation Committee.

Annual Cash Performance Awards will be based on the following Business Plan criteria:

Net Income	50% of award
Free Cash Flow	50% of award

If Net Income equals or exceeds 140% of the Business Plan target, the Net Income portion of the award will reach its maximum. If Free Cash Flow equals or exceeds 125% of the Business Plan Target, the Free Cash Flow portion of the award will reach its maximum. See Attached for Free Cash Flow statement.

Should either the Net Income or the Free Cash Flow measurement be below 90% of target, any bonus would be at the discretion of the Compensation Committee of the Board of Directors.

PLAN ADMINISTRATION
The Compensation Committee of the Board of Directors will administer the Plan. All Annual Cash Performance Awards are subject to the Committee's approval and adjustment based on the judgment of the Committee members.

Annual Cash Performance Awards will be approved by the Compensation Committee in March of each year based on the Company's performance versus the previous year's targets as reported in the final audited financial reporting package.

MINIMUM REQUIRED CRITERIA FOR AWARD
The Plan will be administered in accordance with the following provisions:

•
Duratek must meet the 2002 Bank Covenants for Annual Cash Performance Awards to be paid. In general, this equates to accomplishment of approximately 90% of its business plan budget. If these

  Bank Covenants are not met, all incentive payments will be at the discretion of the Compensation Committee of Duratek's Board of Directors.

•
Should any significant safety, environmental or ethical compliance violation occur, payment of any incentive award to those that are responsible will be at the discretion of the Compensation Committee of Duratek's Board of Directors.

INCENTIVE AWARD PAYMENT
Annual Cash Performance Awards will be paid to participants no later than April 15th of the following Plan Year. Incentive awards will be paid through payroll and will be subject to all applicable taxes.

EMPLOYMENT TERMINATION
Participants who terminate employment during the Plan year will not participate in any part of the incentive for that year, unless the termination results from retirement, disability or death, or is pursuant to a specific agreement. If the termination results from retirement, disability or death, a pro-rata portion of the earned incentive will be paid at the same time that it is made to active employees. This pro-rata calculation will be based on the portion of the year that has elapsed at the date of termination.

UNUSUAL FINANCIAL EVENTS
Losses or gains on the sale of assets or other transactions that are deemed by the Compensation Committee to be outside the normal course of business may be excluded from the incentive calculations. Adjustments due to changes in accounting principles or practices may also be excluded.

CHANGE IN CONTROL PROVISION
If a change in control occurs and the employee receives notice of termination of their employment agreement during the Plan Year, the incentive payment will be calculated on a pro-rata basis for the period of the year that they were employed. The incentive will be calculated and paid at the same time as for other participants, but no later than April 15, 2003.

RIGHT TO MODIFY PLAN
Duratek reserves the right to amend or terminate this Plan at any time.

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  Exhibit 10.19
2002 Duratek Executive Compensation Plan